Exhibit 99.1

FOR IMMEDIATE RELEASE For More Information:
Chris Delamater, VP Marketing Northeast Bank 500 Canal Street, Lewiston, ME 04240 207.786.3245 ext. 3548 www.northeastbank.com

Northeast Bancorp Announces Appointment of

Chief Financial Officer and Treasurer

Lewiston, ME (November 8, 2017) - Northeast Bancorp (“Northeast” or the “Company”) (NASDAQ: NBN), announced today that J.P. Lapointe has been appointed as the Company’s Chief Financial Officer and Treasurer, effective November 6, 2017. Mr. Lapointe will succeed Interim Chief Financial Officer Brian Pinheiro, who will retain his responsibilities as the Company’s Chief Risk Officer.

Mr. Lapointe joins the Company directly from Wolf & Company, P.C. where he worked since 2004, serving as a Senior Audit Manager in their external and internal audit practices with a focus on the financial services sector. Mr. Lapointe is a certified public accountant and received a B.S. and a M.S. in Accountancy from Bentley University and Western New England University, respectively.

Northeast Bancorp President and Chief Executive Officer Richard Wayne said “J.P.’s impressive background and breadth of experience in the financial services industry will make him a great fit for Northeast Bancorp. We welcome him to our team and look forward to his contributions to the Company.”

About Northeast Bancorp

Northeast Bancorp (NASDAQ: NBN) is the holding company for Northeast Bank, a full-service bank headquartered in Lewiston, Maine. We offer personal and business banking services to the Maine and New Hampshire markets via ten branches and two loan production offices. Our Loan Acquisition and Servicing Group (“LASG”) purchases and originates commercial loans on a nationwide basis and our SBA Division supports the needs of growing businesses nationally. ableBanking, a division of Northeast Bank, offers online savings products to consumers nationwide. Information regarding Northeast Bank can be found at www.northeastbank.com.

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